UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

January 8, 2008	000-52495
Date of Report (Date of earliest event reported)	Commission File Number

PACIFIC COPPER CORP.
(Exact name of registrant as specified in its charter)

Delaware	98-0504006
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1226 White Oak Blvd., Suite 10A Oakville, Ontario L6H 2B9
(Address of Principal Executive Offices) (Zip Code)

905-845-1839

(Registrant’s telephone number, including area code)

Item 8.01	Other Items

On January 8, 2008, Pacific Copper Corp. (the “Company”) acquired Sociedad Pacific Copper Chile Limitada, a limited liability partnership organized under the laws of Chile (“Pacific LTDA”) pursuant to a Share Exchange Agreement entered into as of April 11, 2007 (the “Chile Agreement”) between the Company and the former partners of Pacific LTDA. Pursuant to the Chile Agreement the Company issued 6,150,000 of its common shares to the former partners of Pacific LTDA as consideration for the acquisition (the “Consideration Shares”). Mr. Harold Gardner, a member of the Company’s Board of Directors and a former partner of Pacific LTDA, received 2,425,000 Consideration Shares. As a result of the acquisition, Pacific LTDA became a subsidiary of the Company.

Pacific LTDA holds title to certain mineral claims located in the Carrizal, Cerro Blanco and Carrera Pinto mining districts in Chile (the “Chile Claims”). As of the date of this Report, the Company does not consider the Chile Claims to be material assets. That assessment may change after further exploration of the Chile Claims.

The Consideration Shares were issued in escrow subject to a Closing and Escrow Agreement dated January 8, 2008 among the Company, Pacific LTDA and the former partners of Pacific LTDA (the “Closing Agreement”). Pursuant to the terms of the Closing Agreement, the former partners of Pacific LTDA must satisfy certain post-closing items prior to the release of the Consideration Shares from escrow, including the acquisition of additional mineral claims specified in the Closing Agreement, the acquisition of certain permits required to do work on the claims and further documentation of Pacific LTDA’s title to the claims.

Item 9.01	Exhibits

99.1	Closing and Escrow Agreement dated January 8, 2008
99.2	Press release of Pacific Copper Corp. dated January 10, 2008 entitled “Pacific Copper Corp. acquires subsidiaries in Chile and Peru”

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: January 9, 2008
By:  /s/ Stafford Kelley

Stafford Kelley
Secretary

2